Exhibit 99.1
NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications (337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES A DISCOVERY AT ITS LA CANTERA PROSPECT, UPDATES OPERATING ACTIVITIES
AND HEDGING
LAFAYETTE, LA — July 18, 2011 — PetroQuest Energy, Inc. (NYSE: PQ) announced today a discovery at its La Cantera Prospect located in Vermilion Parish, LA. The Company has an approximate 16% net revenue interest in the well, which reached a total depth of 18,550 feet and logged 232 gross feet (176 feet net) of highly resistive sand within the primary Cris R Massive objective. As a result of stuck pipe in the bottom 550 feet of the well, the Company was only able to obtain porosity information in the upper portion of the logged sands which confirmed 37 feet of net commercial pay. The Company is currently side tracking the wellbore in order to fully evaluate the entire sand package and test deeper objectives. The well has a proposed vertical depth of 19,300 feet and is expected to be on production during the fourth quarter.
In Oklahoma, the Company recently completed six operated Woodford horizontal wells. The following is a summary of the results:

Well Number	NRI	Initial Sales Date	Lateral Length (ft.)	24 Hour Gross Rate (Mcf/d)
PQ 47	30%	5/17/2011	5,255	5,340
PQ 48	27%	4/21/2011	4,691	3,151
PQ 49	20%	5/23/2011	5,506	3,382
PQ 50	53%	5/12/2011	5,115	6,208
PQ 51	20%	5/31/2011	5,558	2,609
PQ 52	17%	6/23/2011	5,285	8,935
In addition to the above completions, the Company has reached total depth on six Woodford operated wells and expects to complete all six plus two additional Woodford operated wells during the third quarter. The Company is currently running three operated rigs and expects to add a fourth operated rig during the third quarter.
In East Texas, the Company recently completed its first operated horizontal Cotton Valley well (NRI —39%). The 3,700 foot lateral well achieved an initial 24 hour gross daily production rate of approximately 7,100 Mcf of gas and 510 barrels of natural gas liquids. In addition, the Company’s first Chevron operated horizontal Cotton Valley well (NRI — 39%) was recently completed and achieved an initial 24 hour gross daily rate of approximately 1,200 Mcf of gas and 95 barrels of natural gas liquids. The operator encountered mechanical problems during the completion, and as a result, only six of the frac stages were successfully performed on this short lateral (1,936 foot).

The Company’s third Classic operated horizontal Cotton Valley well (WI — 30%) has reached total depth and the Company’s fourth Classic operated horizontal Cotton Valley well (WI — 30%) is nearing total depth. Both Classic operated wells are expected to be completed during the third quarter. The Company currently has three rigs (1 PQ — 1 Chevron — 1 Classic) working in the Southern portion of its Carthage field.
In the Niobrara, the Company’s first SM Energy Company operated well (NRI -10%) was recently completed and achieved an initial 24 hour gross daily production rate of 837 barrels of oil. In addition, the Company’s fifth, fourth and third LoneStar operated wells, the McFarland (NRI — 15%), Davis (NRI — 20%) and Hester (NRI — 20%), were recently completed and achieved an initial 24 hour gross daily production rates of 1,605 barrels of oil, 211 barrels of oil and 201 barrels of oil, respectively. At this time, the Company has concluded the first phase of its Niobrara drilling program. The Company’s five producing Niobrara wells drilled to date will be evaluated during the next six months before commencement of additional activity.
In South Texas, the Company’s first operated Eagle Ford Shale well (NRI — 37%) located in Dimmit County was recently completed and achieved an initial 24 hour gross daily production rate of 253 barrels of oil. The well has experienced erratic flowback, and the Company continues to try to maximize the daily rates through optimization of artificial lift. In addition, the Company’s second operated Eagle Ford Shale well located in La Salle County has reached total depth and is currently being completed. The Company’s third operated Eagle Ford Shale well located in La Salle County has reached total depth and is expected to be completed during the fourth quarter.
Hedging Update
The Company recently initiated the following commodity hedging transaction:

Instrument
Production Period	Type	Daily Volumes	Price
Gas:
2012	Costless Collar	10,000 Mmbtu	$5.00 - $5.29
Management Statement
“Our high impact La Cantera discovery should exhibit a stable production profile analogous to our 2008 Pelican Point discovery” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “Due to the projected size of the reservoir, we are evaluating a multi-well delineation program to accelerate the development of this significant asset. Additionally, our emerging liquids rich horizontal Cotton Valley program provides us another growth vehicle that generates attractive rates of return. We remain committed to our philosophy of internally funding our capital program, even in the current gas price environment.”
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.
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